Exhibit 99.1

FOR IMMEDIATE RELEASE:	October 21, 2009
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS THIRD QUARTER RESULTS

St. Paul, Minn. (10/21/09)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its third quarter ended September 30, 2009. Revenue for the quarter was $3,028,000, an increase of 156% over revenue of $1,185,000 in the second quarter of 2009. Net loss for the quarter was $338,000, or $0.03 per share, as compared to a net loss of $832,000, or $0.08 per share, in the second quarter of 2009.

“Business activity in the semiconductor equipment industry improved substantially in the third quarter," Joseph C. Levesque, president and chief executive officer, commented. “One driver was restocking of inventories that the semiconductor industry had pushed down below sustainable levels in its reaction to the global economic crisis that started a year ago. The seasonal surge for the coming holidays has been another driver. But we also believe that recovery of underlying demand for electronics has begun, and we believe the fourth quarter will give us some good insight on how robustly that recovery will progress.”

“This has been a difficult year for the semiconductor equipment industry as, according to one industry forecaster, 2009 capital expenditures by the semiconductor industry as a percentage of its revenues will be at an all time low,” Levesque continued. “However, equipment utilization rates in the semiconductor industry, although still below normal, have improved significantly from earlier in the year. We believe that the combination of increasing utilization rates as underlying demand for electronics recovers coupled with the current underinvestment of the semiconductor industry in capital equipment will provide very favorable conditions for demand for semiconductor equipment going forward. And we believe that our products place us in an excellent position to take advantage of that opportunity.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended December 31, 2008.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2009	2008	2009	2008

Net sales	$3,028	$5,509	$5,964	$14,366
Cost of goods sold	1,648	2,669	3,747	7,290
Gross profit	1,380	2,840	2,217	7,076
Gross profit percent	45.6%	51.6%	37.2%	49.3%

Operating expenses:
Selling, general and administrative	1,282	1,760	3,612	4,958
Research and development	647	751	1,651	2,275
Total operating expenses	1,929	2,511	5,263	7,233

Income (loss) from operations	(549)	329	(3,046)	(157)
Interest income, net	29	71	113	274
Income (loss) before income taxes	(520)	400	(2,933)	117
Income tax benefit (expense)	182	(148)	1,023	(43)

Net income (loss)	$(338)	$252	$(1,910)	$74

Income (loss) per share:
Basic	$(0.03)	$0.02	$(0.18)	$0.01
Diluted	$(0.03)	$0.02	$(0.18)	$0.01

Weighted average common shares outstanding:
Basic	10,598	10,592	10,598	10,577
Diluted	10,598	10,630	10,598	10,705

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	September 30,	December 31,
	2009	2008
Assets:
Current assets:
Cash and cash equivalents	$10,459	$11,629
Accounts receivable, net	873	1,539
Inventories - operations	8,005	9,120
Inventories - shipped equipment, subject to
revenue deferral	-	42
Deferred income taxes	127	127
Other current assets	569	298
Total current assets	20,033	22,755

Property and equipment, net	113	143
Deferred income taxes	3,514	2,489
Other assets	54	215

Total assets	$23,714	$25,602

Liabilities and shareholders' equity:
Current liabilities:
Current portion of long-term debt	$-	$12
Trade accounts payable	323	571
Other current liabilities	716	919
Total current liabilities	1,039	1,502

Shareholders' equity	22,675	24,100

Total liabilities and shareholders' equity	$23,714	$25,602